Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
August 12, 2010	President and CEO
or
Pamela M. Gregio
Investor Relations
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR

ENDED JUNE 30, 2010 NET INCOME AND EARNINGS PER SHARE

Pittsburgh, PA — WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $372 thousand or $0.18 per diluted share, for the fiscal year ended June 30, 2010 as compared to net income of $2.9 million or $1.35 per diluted share for the same period in 2009. The $2.5 million decrease in net income during the fiscal year was primarily attributable to a $3.5 million decrease in net interest income, a $283 thousand decrease in recoveries for loan losses and a $234 thousand decrease in non-interest income which were partially offset by a $1.4 million decrease in income tax expense and a $171 thousand decrease in non-interest expense. The decrease in net interest income was primarily the result of fixed rate interest costs totaling $7.1 million associated with our legacy long-term FHLB advances. We expect our Fiscal Year 2011 fixed rate interest costs on legacy long-term FHLB advances to fall substantially as these legacy long-term FHLB advances continue to mature (see table below), and reprice to today’s much lower rates of interest. The decrease in non-interest income was primarily attributable to a $194 thousand other-than-temporary impairment (“OTTI”) charge on two mortgage-backed securities. The decrease in income tax expense was primarily attributable to lower levels of taxable income. The decrease in non-interest expense was primarily attributable to a decrease in charitable contributions eligible for PA tax credits, a decrease in employee related expenses and a decrease in ATM network expenses, which were partially offset by an increase in federal deposit insurance expense.

For the quarter ended June 30, 2010 the Company recorded a net loss totaling $6 thousand or $0.00 per diluted share as compared to net income of $527 thousand or $0.25 per diluted share for the same period in 2009. The $533 thousand decrease in net income during the quarter was primarily attributable to a $547 thousand decrease in net interest income, a $328 thousand decrease in recoveries for loan losses and a $95 thousand decrease in non-interest income which were partially offset by a $317 thousand decrease in income tax expense and a $121 thousand decrease in non-interest expense. The decrease in net interest income was primarily the result of fixed rate interest costs totaling $1.7 million associated with our legacy long-term FHLB advances. During the quarter ended June 30, 2010, we repaid a $20 million legacy long-term FHLB advance which had a rate of 5.93%. The decrease in non-interest income was primarily attributable to a $99 thousand OTTI charge associated with one mortgage-backed security. The decrease in income tax expense was primarily attributable to lower levels of taxable income. The decrease in non-interest expense was primarily attributable to a decrease in federal deposit insurance expense (a special FDIC assessment was charged in June 2009), and a decrease in employee related expenses.

The Company’s fourth quarter and fiscal year earnings were adversely impacted by low market interest rates and the fixed interest costs associated with the legacy long-term FHLB advances. This period of low interest rates is expected to continue throughout most of fiscal year 2011. During the twelve months ended June 30, 2010, we better positioned our balance sheet and franchise by reducing overall leverage, avoiding low yielding assets, selectively pursuing seasoned new construction builders and increasing our Tier I leverage ratio to 8.21%.

Looking ahead, we continue to believe that our net interest income will significantly improve in the second half of calendar year 2010. Our legacy long-term FHLB advances, taken out a number of years ago when interest rates were higher, will mature as shown below.

Quarter Ended	Amount/$MM	Weighted Avg. Rate
09/30/10	$25.000	5.77%
12/31/10	$35.000	5.44%
03/31/11	$10.000	4.99%
06/30/11	$17.000	5.28%

We expect that these legacy long-term FHLB advances will reprice to much lower rates of interest. In addition, interest revenue on our substantial floating rate mortgage-backed securities portfolio should increase when market interest rates begin to rise.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. In January 2009, West View Savings Bank began its second century of service to our communities. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

—TABLES ATTACHED—

# # #

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	June 30, 2010 (Unaudited)	June 30, 2009 (Unaudited)
Total assets	$354,668	$419,434
Cash and Cash Equivalents	2,198	21,828
Certificates of Deposits	8,605	24,719
Investment securities held-to-maturity	153,193	123,128
Mortgage-backed securities held-to-maturity	114,986	174,129
Net loans receivable	56,315	58,148
Deposits	201,922	146,315
FHLB advances: long-term	109,500	130,079
FRB short-term borrowings	0	108,800
Other short-term borrowings	12,510	0
Equity	27,795	31,123
Book value per share – Common Equity	13.51	15.03
Book value per share – Tier I Equity	14.59	15.03
Return on average assets	0.10%	0.67%
Return on average equity	1.22%	9.15%
Tier I leverage ratio	8.21%	7.39%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended June 30, (Unaudited)		Twelve Months Ended June 30, (Unaudited)
	2010	2009	2010	2009
Interest income	$2,841	$3,613	$12,083	$17,438
Interest expense	2,034	2,258	8,481	10,311

Net interest income	807	1,355	3,602	7,127
(Recovery) provision for loan losses	(1)	(329)	(11)	(294)

Net interest income after (recovery) provision for loan losses	808	1,684	3,613	7,421
Non-interest income	45	140	370	604
Non-interest expense	908	1,028	3,624	3,795

Income (loss) before income tax expense	(55)	796	359	4,230
Income taxes	(49)	269	(13)	1,352

NET INCOME (LOSS)	$(6)	$527	$372	$2,878

EARNINGS PER SHARE:
Basic	$0.00	$0.25	$0.18	$1.35
Diluted	$0.00	$0.25	$0.18	$1.35

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	2,061,208	2,074,307	2,066,335	2,133,234
Diluted	2,061,208	2,074,307	2,066,335	2,133,308